Exhibit 99.1
PowerSecure Announces Record Revenues for Fiscal Year 2008 of
$135 Million, with E.P.S. of $0.63
2008 Revenues Grow 22%, Gross Margin Expands 1.4 Percentage Points, and Growth
Strategy Drives 53% Increase in Non-Publix Revenues to a Record $90 Million
Wake Forest, N.C. — March 12, 2009 — PowerSecure International, Inc. (Nasdaq: POWR) today reported its fiscal year 2008 revenues were a record $135 million, and diluted earnings per share (“E.P.S.”) were $0.63. These strong 2008 results were the result of the Company’s successful execution of its growth strategy, driven by growth in its Energy and Smart Grid Solutions segment (Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency revenues) as well as its Energy Services segment, and were achieved despite the difficult economic environment. The Company’s fiscal year 2008 results constituted a 22% increase in revenues over fiscal year 2007, a 1.4 percentage point year-over-year increase in gross margin as a percent of revenue, and a 53% increase in non-Publix revenues to a record $90.2 million. Diluted E.P.S. from continuing operations for 2008 was $0.63 compared to a loss of ($0.06) in 2007 on a GAAP basis, and compared to $0.77 in 2007 after adjusting for a $14 million charge incurred in the second quarter of 2007 (see the non-GAAP financial measure reconciliation, below).
For the fourth quarter of 2008, total revenues were $26.4 million compared to $36.9 million in the prior year period, diluted E.P.S. from continuing operations was $0.06 compared to $0.48 in the prior year period, and diluted E.P.S. was $0.06 compared to $0.43 in the prior year period. The Company’s fourth quarter 2008 revenues and profit were lower than the fourth quarter of 2007 due to the planned reduction in revenues from Publix Super Markets, given the completion of many projects for Publix during the second and third quarters of 2008. Revenues from Publix were $3.1 million in the fourth quarter of 2008, decreasing $14.0 million, or 81.7%, from the prior year period. As a result of the decline in revenues from Publix, the Company’s total revenues declined $10.5 million, or 28.5%, in the fourth quarter of 2008 compared to the prior year period.
For the fourth quarter of 2008, the Company’s total revenues from customers outside of Publix were a very strong $23.2 million, increasing $3.4 million, or 17.3% over the prior year period. This is the fifth consecutive quarter of strong year-over-year growth in non-Publix revenues, and demonstrates the continuing progress the Company is achieving in diversifying and broadening its revenue base. During the fourth quarter of 2008, 88% of the Company’s revenues were from customers other than Publix, the highest levels since the first quarter of 2006:
Non-Publix Revenue Results
Last 6 Quarters and 2008
($in millions)

	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	2008

Non-Publix Revenue	13.2	19.8	19.7	22.7	24.6	23.2	90.2
% Growth versus Prior Year Period	-12%	71%	81%	50%	86%	17%	53%
% of Total Revenue	50%	54%	59%	54%	73%	88%	67%

In the fourth quarter, the Company’s strategic growth areas of Interactive Distributed Generation®, Utility Infrastructure, Energy Efficiency, and Energy Services posted the following year-over-year revenue variances:
1)	Interactive Distributed Generation®: This area realized a 45% increase in revenues for projects related to customers other than Publix, but reported a 40% decrease in total revenues due to the decline in revenues from Publix.

2)	Utility Infrastructure: This area realized a 21% decrease in revenues, driven by year-over-year decreases in revenues from large utility infrastructure projects.

3)	Energy Efficiency: The Company’s EfficientLights business unit delivered strong year-over-year growth, with revenues of $0.9 million for the quarter, compared to essentially no revenues in the prior year period. However, this growth was more than offset by revenue decreases in the Company’s EnergyLite business unit, which were a driven by planned reductions in the Company’s investment in this unit, and which resulted in an overall 11% decrease in total revenues in the Energy Efficiency area.

4)	Energy Services: The Company realized a 24% increase in revenues from its Southern Flow business unit. The Company’s WaterSecure® business unit (which holds the Company’s investment in a water processing business primarily serving oil and natural gas producers, and for which revenues are not recognized due to being accounted for via the equity method) posted pre-tax income of $0.6 million, down 38% over the prior year period, driven by declines in the prices of oil and natural gas.
The Company’s gross margin for the fourth quarter of 2008 was 34.1%, marking the second highest quarterly gross margin in the Company’s history, although down 1.7 percentage points compared to the prior year period (the prior year period gross margin result was the highest in the Company’s history). The decrease in gross margin in the fourth quarter of 2008 compared to the prior year period was primarily the result of the Company’s lower absolute levels of revenue, given that the Company’s cost of sales contains certain elements of cost which are relatively fixed in the short-term and thus do not correlate directly with changes in revenues, such as personnel and other operational infrastructure. For fiscal 2008, the Company’s gross margin was a fiscal year record of 32.3%, up 1.4 percentage points over 2007, driven by operational efficiencies and higher revenues, as well as a favorable mix of higher margin projects.
Fourth quarter operating expenses were $8.4 million, a decrease of $0.2 million compared to the prior year period. The decrease was primarily driven by decreases in selling expense due to lower levels of revenues. Additionally, operating expenses decreased $1.6 million, or 16% from the second quarter of 2008 (their highest level in 2008), due to cost disciplines implemented during the Company’s second quarter of 2008, lower personnel costs, and decreases in sales expense from lower sequential revenues. As a proactive measure in light of the continuing difficult economic climate, the Company took additional actions to reduce costs during the first quarter of 2009. These actions are expected to yield approximately $5-6 million of reductions in personnel, overhead, and incentive pay in fiscal year 2009 versus fiscal year 2008, primarily realized during the last three quarters of 2009.
The Company reported that its balance sheet and liquidity remain strong. At the end of 2008, the Company’s cash position was $24.3 million, up sequentially from $8.3 million at the end of its third fiscal quarter, and the Company’s $50 million revolving credit facility remained undrawn.
Sidney Hinton, CEO of PowerSecure, said, “We cannot be more pleased with 2008. Simply put, our team had an extraordinary year — and delivered record revenues with record efficiency. We focused all year long on “blocking and tackling” to deliver great products and services that add real value to our customers’ businesses. This focus has enabled us to succeed in a very difficult economic environment. We continue to be positive about our relative position in the marketplace, and the strategic growth areas in which we have chosen to invest — both from a product and service perspective, as well as the fact that we are blessed to serve a quality group of utilities, businesses, and institutions. However, we are not immune to the impact of the deep recession and capital market crisis that is affecting the economy. We are therefore very guarded about the near-term, and fully expect these challenges to continue to negatively affect our revenues and profit during 2009. As a result, we have taken actions to reduce our costs and prepare ourselves for a continuing difficult economic climate. However, from a long-term perspective, we strongly believe we are in the right place at the right time, and in our prospects for long-term profitable growth.”
The Company’s revenue backlog expected to be recognized after December 31, 2008 is $87 million. This includes project-based revenues projected to be recognized as projects are completed, and recurring revenue contracts which are projected to be recognized over the life of the contract (see table below).
Revenue Backlog to be recognized after 12/31/08

Estimated Primary
Description	Revenue	Recognition Period

Project-based Revenue — Near term	$34 Million	1Q09-3Q09
Project-based Revenue — Long term	$21 Million	4Q09-2011
Recurring Revenue	$32 Million	1Q09 through 2015

Total Backlog to be recognized after 12/31/08	$87 Million
Note: Revenue and primary recognition periods are subject to risks and uncertanities as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenue streams. Examples of additional, regular recurring revenues include revenues from Company’s Southern Flow Business, UtilityEngineering and PowerServices engineering fees, and monitoring revenue, among others. Numbers may not add due to rounding.
The Company will host a conference call commencing today at 5:15 p.m. EDT to discuss its fourth quarter and fiscal year 2008 results, business operations, strategic initiatives and prospects for the future. The conference call will be webcast live and can be accessed from the Investor Relations section of the Company’s website at www.powersecure.com. Participants can also access the call by dialing 888-680-0879 (or 617-213-4856 if dialing internationally), and providing pass code 59509205. If you are unable to participate during the live webcast, a replay of the conference call will be available beginning today at 8:15 p.m. EDT through midnight EDT on April 9, 2009. To listen to the replay, dial toll-free 888-286-8010 (or 617-801-6888 if dialing internationally), and enter pass code 83121120. In addition, the webcast will be archived on the Company’s website at www.powersecure.com.
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. The Company’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Interactive Distributed Generation®, Utility Infrastructure, and Energy Efficiency. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast peak electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power, 2) provide utilities with dedicated electric power generation assets for their demand response needs, and 3) provide customers with the most dependable standby power in the industry. The Company also provides utilities with regulatory consulting, power system and transmission engineering and construction, and provides businesses with energy efficiency products and services, including its state-of-the art EfficientLights lighting solution for refrigerated cases. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information about the Company is available at www.powersecure.com.

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the Company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the Company’s future business operations, strategies and prospects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the recent downturn, disruption and volatility in the economy, financial markets and business markets and the effects thereof on the Company’s markets and customers, the demand for its products and services, and the Company’s access to capital; the size, timing and terms of sales and orders, including the Company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the ability of the Company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the Company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the Company to continue the growth and diversification of its customer base; the ability of the Company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity and natural gas markets in particular, including price levels; the effects of competition; the ability of the Company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2008 (which will be filed with the SEC on or before March 16, 2009), as well as reports on Form 10-Q and Form 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760

PowerSecure International, Inc.
Consolidated Statements of Operations (unaudited)
($000’s except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenue	26,356	36,876	135,440	111,112
Cost of sales	17,379	23,692	91,731	76,805

Gross Profit	8,977	13,184	43,709	34,307

Operating expenses
General and administrative	6,993	7,011	28,903	22,489
Selling, marketing, and service	882	1,144	5,348	3,575
Depreciation and amortization	503	416	2,031	1,500
Research and development	25	39	118	148
Restructuring charges	0	0	0	14,139

Total operating expenses	8,403	8,610	36,400	41,851

Operating income (loss)	574	4,574	7,309	(7,544)

Other income (expense)
Management fees	106	117	556	423
Interest and other income	56	361	490	1,541
Interest and finance charges	(129)	(25)	(287)	(57)
Equity income	460	796	3,490	2,774
Minority interest	0	24	0	30

Income (loss) before income taxes	1,067	5,847	11,558	(2,833)
Income tax benefit (provision)	(139)	2,472	(823)	1,834

Income (loss) from continuing operations	928	8,319	10,735	(999)

Discontinued operations (Metretek Florida Subsidiary)
Loss on Disposal	0	(1,120)	(42)	(1,261)
Income (loss) from operations	0	159	(35)	652

Income (loss) on discontinued operations	0	(961)	(77)	(609)

Net income (loss)	928	7,358	10,658	(1,608)

EARNINGS PER SHARE AMOUNTS (“E.P.S”):
Income (loss) from continuing operations:
Basic	0.06	0.51	0.66	(0.06)

Diluted	0.06	0.48	0.63	(0.06)

Net Income (loss):
Basic	0.06	0.45	0.65	(0.10)

Diluted	0.06	0.43	0.63	(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	16,434	16,254	16,374	16,045

Diluted	16,535	17,240	17,021	16,045

PowerSecure International, Inc.
Condensed Consolidated Balance Sheets (unaudited)
($000’s)

	December 31,	December 31,
ASSETS	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	24,316	28,710
Trade receivables, net of allowance for doubtful accounts	25,215	36,753
Other receivables	567	376
Inventories	19,713	20,785
Deferred income taxes	2,919	2,529
Prepaid expenses and other current assets	1,113	1,091
Assets of discontinued operations held for sale	0	2,400

Total Current Assets	73,843	92,644

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	20,297	6,663
Furniture and fixtures	650	615
Land, building, and improvements	4,674	1,013

Total property, plant, and equipment at cost	25,621	8,291
Less accumulated depreciation and amortization	3,739	2,640

Property, plant, and equipment, net	21,882	5,651

OTHER ASSETS:
Goodwill	7,256	7,256
Restricted annuity contract	2,133	2,001
Intangible rights and capitalized software, net of accumulated amortization	1,276	1,661
Investments in unconsolidated affiliate	4,106	3,652
Other assets	338	158

Total other assets	15,109	14,728

TOTAL ASSETS	110,834	113,023

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	5,817	11,322
Accrued and other liabilities	23,094	35,157
Restructuring charges payable	1,349	4,048
Current income taxes payable	181	0
Liabilities of discontinued operations held for sale	53	754
Current unrecognized tax benefit	79	84
Capital lease obligations	716	1

Total current liabilites	31,289	51,366

LONG-TERM LIABILITIES
Capital lease obligations	5,201	5
Unrecognized tax benefit	790	674
Deferred Compensation	388	55
Restructuring Charges	355	1,683

Total long-term liabilites	6,734	2,417

STOCKHOLDERS’ EQUITY
Perferred stock — undesignated	0	0
Preferred stock — Series C	0	0
Common stock	171	169
Additional paid-in-capital	108,384	105,473
Accumulated deficit	(35,744)	(46,402)

Total stockholders’ equity	72,811	59,240

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	110,834	113,023

PowerSecure International, Inc.
Condensed Consolidated Statement of Cash Flows (unaudited)
($000’s)

	Twelve Months Ended
	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	10,658	(1,608)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,031	1,500
Minority interest in subsidiary	0	(30)
Deferred income taxes	(390)	(2,297)
Loss on disposal of miscellaneous assets	209	90
Equity in income of unconsolidated affiliate	(3,491)	(2,774)
Distributions from unconsolidated affiliate	3,679	2,575
Stock compensation expense	2,647	2,092
Changes in operating assets and liabilities, net of effect of aquisitons:
Trade receivables, net	11,538	3,502
Inventories	1,361	(7,903)
Other current assets	(30)	(786)
Assets of discontinued operations held for sale	2,400	(184)
Other noncurrent assets	(180)	(7)
Accounts payable	(5,505)	(3,840)
Restructuring charges, net of cash payments	(4,027)	5,729
Accrued and other liabilities	(12,063)	19,350
Liabilities of discontinued operations held for sale	(701)	755
Unrecognized tax benefits	110	411
Deferred compensation obligation	333	55
Restricted annuity contract	(132)	(23)

Net cash provided by (used in) operating activities	8,447	16,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(18,032)	(2,147)
Investment in Unconsolidated Affiliate	(710)	0
Additions to intangible rights and software development	(281)	(574)
Purchase of restricted annuity contract	0	(1,978)
Acquisitions, net of cash acquired	0	0
Proceeds from sale of property, plant and equipment	6	7

Net cash provided by (used in) investing activities	(19,017)	(4,692)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale-leaseback financing	5,912	0
Proceeds from term loan	2,584	0
Proceeds from warrant and stock option exercises, net of shares tendered	266	1,104
Principal payments on long-term notes payable	(2,584)	0
Net payments on line of credit	0	0
Payments on preferred stock redemptions	0	(220)
Payments on capital lease obligations	(2)	(5)

Net cash provided by (used in) financing activities	6,176	879

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,394)	12,794

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	28,710	15,916

CASH AND CASH EQUIVALENTS AT END OF PERIOD	24,316	28,710

PowerSecure International, Inc.
Non-GAAP Financial Measure Reconciliation
Income from Continuing Operations, Net Income, E.P.S. from Continuing Operations, and E.P.S
Income from Continuing Operations and E.P.S.
from Continuing Operations

	Twelve Months ended
	December 31, 2008		December 31, 2007
	Income	Diluted	Income	Diluted
	from	E.P.S. from	from	E.P.S. from
	Continuing	Continuing	Continuing	Continuing
($000’s except per share data)	Operations	Operations	Operations	Operations

As Reported GAAP Measure	10,735	0.63	(999)	(0.06)
Add Back: 2Q07 Restructuring Charge (1)			14,139	0.83

“Adjusted” non-GAAP Measure	10,735	0.63	13,140	0.77

2008 vs. 2007 — “As Reported”		0.69
% Variance		1150%

2008 vs. 2007 — “Adjusted”		(0.14)
% Variance		-18%

Weighted Average Diluted Shares — GAAP (2)		17,021		16,045
Weighted Average Diluted Shares — Adjusted (2)				17,102
Net Income and E.P.S.

	Twelve Months ended
	December 31, 2008		December 31, 2007
	Net	Diluted	Net	Diluted
($000’s except per share data)	Income	E.P.S.	Income	E.P.S.

As Reported GAAP Measure	10,658	0.63	(1,608)	(0.10)
Add Back: 2Q07 Restructuring Charge (1)			14,139	0.83

“Adjusted” non-GAAP Measure	10,658	0.63	12,531	0.73

2008 vs. 2007 — “As Reported”		0.73
% Variance		730%

2008 vs. 2007 — “Adjusted”		(0.10)
% Variance		-14%

Weighted Average Diluted Shares — GAAP (2)		17,021		16,045
Weighted Average Diluted Shares — Adjusted (2)				17,102

(1)	Net Income and E.P.S. for adjustment items calculated with zero tax impact given the Company’s net operating loss carryforwards.

(2)	Weighted Average Diluted Shares utilizes the Basic Share figure in the “As Reported” calculation due to the Company’s net loss position for 2007. The non-GAAP measure utilizes the Diluted Share figure due to the resulting positive net income after the adjustment.

Note:	Totals may not add due to rounding.
Non-GAAP Financial Measures:
References by the Company to its 2007 “Adjusted E.P.S.”, and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. shown above constitute non-GAAP financial measures. They refer to the Company’s GAAP net income or loss, and diluted earnings per share (“E.P.S.”) excluding $14.1 million of restructuring costs incurred in the Company’s second quarter of fiscal 2007.

The Company believes providing non-GAAP measures which adjust for these items, which are not indicative of the results of the Company’s operations, are useful tools permitting management and the board of directors to measure, monitor and evaluate the Company’s operating performance and to make operating decisions. Non-GAAP Adjusted E.P.S. and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. shown above are also used by management to assist it in planning and forecasting future operations and making future operating decisions.
The Company also believes these non-GAAP measures provide meaningful information to investors in terms of enhancing their understanding of the Company’s core operating performance and results, allow investors to more easily compare the Company’s financial performance on an operating basis in different fiscal periods, and also correspond more closely to investors and analysts’ estimates. However, these non-GAAP measures may not be directly comparable to similarly defined measures as reported by other companies. “Adjusted E.P.S.”, and the other “Adjusted” non-GAAP measures of net income or loss, and diluted E.P.S. should be considered only as supplements to, and not as substitutes for or in isolation from, other measures of financial information prepared in accordance with GAAP, such as GAAP net income, GAAP net income per share, GAAP income from continuing operations, or GAAP income from continuing operations per share.
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